Exhibit 4.76

SHARE TRANSFER AGREEMENT

OF 30 SEPTEMBER 2015

by and between

CDISCOUNT GROUP SAS

FINANCIERE MSR SAS

as Seller

and

MONOPRIX SAS

as Buyer

in the presence of

E-TREND

In agreement with the parties, this
document has been bound using the
ASSEMBLACT R.C. process which
prevents any substitution or addition
of pages and is signed on the final
page only.

THIS SHARE TRANSFER AGREEMENT IS DRAWN UP BY AND BETWEEN:

CDISCOUNT GROUP (formerly called Casino Entreprise), a société par actions simplifiée (simplified company limited by shares) with a share capital of 166,931,225 euros and with registered office at 1 Esplanade de France, 42000 Saint-Etienne, entered on the Saint-Etienne Trade and Companies Register under number 422 919 548 ("Cdiscount Group"), duly represented for the purposes hereof by Emmanuel Grenier,

FINANCIERE MSR, a société par actions simplifiée (simplified company limited by shares) with a share capital of 15,802 euros and with registered office at 120/126 Quai de Bacalan, 33000 Bordeaux, entered on the Bordeaux Trade and Companies Register under number 539 009 167 ("Financière MSR"), duly represented for the purposes hereof by Emmanuel Grenier,

(acting jointly and severally and hereinafter jointly called the "Seller")

OF THE ONE PART

AND

MONOPRIX, a société par actions simplifiée (simplified company limited by shares) with a share capital of 61,751,696 euros and with registered office at 14-16 Rue Marc Bloch, 92110 Clichy, entered on the Nanterre Trade and Companies Register under number 552 018 020 ("Financière MSR"), duly represented for the purposes hereof by Mr David Murciano and/or Mr Yvon Le Forestier,

(hereinafter called the "Buyer")

OF THE OTHER PART

The Seller and the Buyer are hereinafter called individually a "Party" and jointly the "Parties".

IN THE PRESENCE OF:

E-TREND, a société par actions simplifiée (simplified company limited by shares) with a share capital of 73,889 euros and with registered office at 120/126 Quai de Bacalan, 33000 Bordeaux, entered on the Bordeaux Trade and Companies Register under number 488 972 993, duly represented for the purposes hereof by its chairman Emmanuel Grenier,

Which company is represented here to accept the clauses drawn up for its benefit and to make the undertakings applicable to it (in particular, those contained in Article 5.3).

WHEREAS:

(A)

E-Trend is a société par actions simplifiée (simplified company limited by shares) incorporated under French law with a share capital of 73,889 euros and with registered office at 120/126 Quai de Bacalan, Bordeaux (33000), entered on the Bordeaux Trade and Companies Register under number 488 972 993 (the "Company").

(B)

The Seller holds 73,889 shares in the Company, each with a nominal value of one (1) euro, representing the whole of the Company's share capital and voting rights (the "Shares"), it being specified that the Shares are held by Cdiscount Group and Financière MSR in the proportions indicated below: (i) 58,089 Company shares, each with a nominal value of one (1) euro, representing approximately 78.62% of the Company's share capital and voting rights, are held by Cdiscount Group; and (ii) 15,800 Company shares, each with a nominal value of one (1) euro, representing approximately 21.38% of the Company's share capital and voting rights, are held by Financière MSR. With the exception of the Shares, there are no securities, stocks or rights whatsoever providing access, immediately or in the future, unconditionally or otherwise, to the Company's share capital and voting rights.

(C)

The Buyer has conducted an audit or has had an audit conducted on the Company's financial, accounting, legal and tax situation, has asked all questions and obtained all documents that it considers necessary, and has had access, in conducting that audit, to a set of documents and information ("Supplied Information"). The Buyer is an informed professional and has sought all relevant and appropriate advice in connection with this type of operation. A list of the Supplied Information to which the Buyer or its advisers have had access is contained in Annex A and an electronic copy of the whole of the Supplied Information has been recorded on four (4) identical non-rewritable DVD-Roms reviewed jointly by the Parties, a copy of which has been handed over to each Party on this day.

(D)

Following negotiations which began in July 2015, the Buyer has indicated that it wishes to buy from the Seller, and the Seller has confirmed that it wishes to sell to the Buyer, 37,683 Company shares, each with a nominal value of one (1) euro, representing approximately 51% of the Company's share capital and voting rights, distributed between Cdiscount Group and Financière MSR in the respective amount of 21,883 and 15,800 shares (the "Transferred Shares"), in accordance with the terms and conditions of this Agreement.

(E)

At the same time as signing this Agreement, the Parties have entered into (i) a unilateral promise to sell, granted by the Seller to the Buyer (the "UPS"), and (ii) a unilateral promise to buy, granted by the Buyer to the Seller (the "UPB" and, together with the UPS, the "Promises"), both relating to the remainder of the Shares and exercisable from 3 to 14 October 2016 and from 17 to 28 October 2016 respectively, and both for an exercise price which will be determined on the same basis as the price for the Transferred Shares.

(F)

Duff & Phelps and BDO have carried out a review, on behalf of the Seller and the Buyer respectively, confirming that the financial conditions of this Agreement and of the Promises are consistent with market values.

(G)

It is specified that this Operation constitutes a "Reclassification Operation" within the meaning of Article 10.1 c) of the Company's articles of association and is not therefore subject to the approval procedure provided for in Article 10.2 of those articles.

(H)

Prior to this date, the Company has received from all of its employees an individual letter of waiver confirming their decision not to submit an offer to buy the Transferred Shares, in accordance with Article L. 23-10-1, 3rd paragraph, of the Commercial Code.

(I)	Prior to this date, the Buyer has informed and consulted with its central works committee, which, on 18 September 2015, gave its backing to the proposed purchase of the Transferred Shares.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.          DEFINITIONS - INTERPRETATION

1.1        Definitions

In this Agreement, the following terms have the meaning given to them below:

"2012 Transfer Agreement" means the agreement entitled "share transfer agreement" entered into on 31 January 2012 between Mrs Chloé Ramade, Mrs Séverine Grégoire, Mr Sébastien Offant, the mutual funds Alven Capital III, LCL Innovation 2, LCL Innovation 2007, Capital Invest PME, Crédit Agricole Europe Innovation 2008 and Clipperton Finance

as transferors and Cdiscount Group as buyer, in the presence of the Company and of Financière MSR;

"2014 Settlement Agreement" means the agreement entitled "settlement agreement determining the final price for the transfer of 19,868 E-Trend shares" entered into on 12 December 2014 between, inter alia, Mrs Chloé Ramade and Mrs Séverine Grégoire and Cdiscount Group, in the presence of the Company and of Financière MSR;

"2014 Transfer Deed" means the agreement entitled "deed of transfer of 21,218 E-Trend shares and 7,866 Financière MSR shares" entered into on 15 May 2014 between, inter alia, Mrs Chloé Ramade and Mrs Séverine Grégoire and Cdiscount Group, in the presence of the Company and of Financière MSR;

"2017 Accounts" means the Company's accounts (balance sheet, profit and loss account and notes) for the year ended 31 December 2017, prepared in accordance with the Accounting Principles, drawn up by the Company's Chairman and having undergone a limited review by the Company's internal auditor;

"Accounting Principles" means (i) in the case of the Company Accounts, the accounting principles, rules and methods applicable in France and (ii) in the case of the Reference Accounts and 2017 Accounts, the IFRS (International Financial Reporting Standards) as applied by Casino with respect to its consolidated accounts for the year ended 31 December 2014;

"Accounts Date" means 31 December 2014;

"Additional Amount" has the meaning given to it in Article 8.17; "Initial Amount" has the meaning given to it in Article 8.17;

"Additional Claim" has the meaning given to it in Article 8.11.2; "Claim Concerned" has the meaning given to it in Article 8.17; "Third Party Claim" has the meaning given to it in Article 8.12;

"Additional Price" means any sum owed in addition to the price for the Transferred Shares in accordance with Article 3.2;

"Agreement" means this share transfer agreement (including its recitals and its Annexes");

"Authorisation" means any permit, authorisation, approval, licence, exemption, accreditation, registration, certification, declaration receipt or other similar authorisation granted by an Authority (expressly or tacitly);

"Authority" means any international, European, multinational or transnational organisation, government, State, region, department, municipality, local authority or any other political or administrative subdivision and any other person or authority exercising, where applicable under delegated powers, executive, legislative, judicial, regulatory or administrative powers;

"Buyer" has the meaning given to it in the recitals to this Agreement;

"Casino" means Casino, Guichard-Perrachon, a société anonyme (public limited company) with a share capital of 173,158,057.53 euros and with registered office at 1 Esplanade de France, 42000 Saint-Etienne, entered in the Saint-Etienne Trade and Companies Register under number 554 501 171,

"Cdiscount" means Cdiscount, a société anonyme (public limited company) with a share capital of 5,631,441.34 euros and with registered office at 120/126 Quai de Bacalan — 33000 Bordeaux, entered in the Bordeaux Trade and Companies Register under number 424 059 822,

"Claim" has the meaning given to it in Article 8.11.1;

"CNova" means Cnova N.V., a naamloze vennootschap (limited liability company) incorporated under Dutch law, entered in the Netherlands Trade Register under number 60776676, with registered office at 273 Boulevard Schiphol, 1118 BH Schiphol, Netherlands;

"Company" has the meaning given to it in the recitals to this Agreement;

"Stocks" has the meaning given to it in Article 6.11.1;

"Company Accounts" means the Company's certified company accounts (balance sheet, profit and loss account and notes) for the year ended on the Accounts Date;

"Competing Activity" means any activity involving the creation, operation and/or development of e-commerce sites for ready-to-wear clothing and branded fashion accessories, which sell products corresponding to current collections throughout the whole or part of the Territory;

"Control" has the meaning given to it in Article L. 233-3 of the Commercial Code;

"Damage" means any harm, loss, burden, debt, liability, asset impairment, damages, Tax, consumption of tax losses that can be carried forward, cost, penalties, expenses, interest and justified and reasonably incurred fees and disbursements of lawyers, advisers or experts (including those incurred in connection with a Third Party Claim or a Buyer Claim in accordance with Article 8);

"Date of Determination of the Additional Price" means the date on which the Additional Price has been determined definitively in accordance with the stipulations of Article 3.2, i.e.: (i) if the Buyer does not send any Notice of Calculation in accordance with Article 3.2.6.1: 16 April 2018; (ii) if Seller does not send any Notice of Query in accordance with Article 3.2.6.2: the day after the expiry of the period during which the Seller has the right to send a Notice of Query in accordance with that article; or (iii) if the Seller sends a Notice of Query in accordance with Article 3.2.6.2: the date of the written agreement between the Parties on the determination of the Additional Price or, in the absence of such agreement, the date on which the Expert submits his final report;

"Diligent Manner" means the behaviour of a reasonably prudent and diligent company manager;

"Employee Benefits Plan" means any agreement, scheme, plan, custom or practice, concluded or existing at any level whatsoever (including within any establishment, undertaking, group or undertakings or branch), the object of which is to grant benefits, or to finance benefits or to contribute towards the financing of those benefits, to all or a category of Company employees and/or officers (and, where applicable, to their spouses and dependants), including benefits in relation to pensions, social welfare and employee savings (including profit sharing and savings plans);

"Exceptional Operation" has the meaning given to it in Article 9.6.2;

"Execution" means the transfer by the Seller to the Buyer of the ownership of the Transferred Shares under this Agreement;

"Exercise Date" has the meaning given to it in Article 8.17; "Representations" has the meaning given to it in Article 6;

"Expert" has the meaning given to it in Article 3.2.6.4; "Property" has the meaning given to it in Article 6.12.1; "Occupied Property" has the meaning given to it in Article 6.12.2;

"Guaranteed Percentage" means (i) 100% (if one or the other of the Promises has been exercised) or (ii) 51% in any other situation and, in particular, if the two Promises have not been exercised or neither Promise has been exercised;

"Important Contract" has the meaning given to it in Article 6.18.2;

"Important Employee" means the Company's purchasing manager, marketing manager, artistic manager, information systems manager and general manager;

"Information Systems" means any computer systems, telecommunications systems, software and hardware and computer and telecommunications equipment;

"Intellectual Property Right" means any brand, logo, trade name, company name, domain name, design, patent, invention (patentable or otherwise), utility model, software, copyright, trade secret, know-how, database and any other intellectual or industrial property right, howsoever called, whether registrable or otherwise, including any application for registration, renewal, extension and any rights pertaining to the above;

"Laws and Regulations" means any treaty, international convention, directive, regulation, act, decree, order, ordinance, code, instruction or other rule of general application which has binding effect adopted by an Authority;

"Lease" has the meaning given to it in Article 6.12.2;

"Market Place Contract" has the meaning given to it in Article 9.7;

"Market Place Volume of Business" means the volume of business generated by sales made on the "market place" operated by the Company on its website, including the product selling price and delivery costs charged;

"Member of the Buyer's Group" means the Buyer and any entity Controlled by the Buyer;

"Member of the Seller's Group" means CNova and any entity Controlled by CNova with the exception of the Company;

"Normal Course of Business" means the Company's management of its everyday activities and in a Diligent Manner and in accordance with previous customs and practices; where applied to the marketing of its stocks, these customs and practices include its policy in relation to promotions (clearance sales, discounts, private sales, etc.), it being understood that this policy varies from season to season according to market conditions and to the Company's profit targets.

"Notice of Calculation" has the meaning given to it in Article 3.2.6.1; "Notice of Query" has the meaning given to it in Article 3.2.6.2;

"Operation" means the selling and buying of the Transferred Shares under this Agreement;

"Party" has the meaning given to it in the recitals to this Agreement;

"Previous Agreement or Undertaking" means any contract, shareholders' agreement, memorandum, agreement, promise or undertaking between the Members of the Seller's Group (or some of them), the Company and/or the Previous Partners (or some of them) in relation to the Company, its capital, assignment, activities or management (including, without limitation, the 2012 Transfer Agreement, the Previous Shareholders' Agreement, the 2014 Transfer Deed and the 2014 Settlement Agreement), other than any employment contracts that may exist on this date between one or more Previous Partners and the Company, provided that this is an employment contract referred to in Article 6.21.1., and is in accordance with the representations given in Article 6.21;

"Previous Agreement" means the agreement entitled "shareholders' agreement" entered into on 31 January 2012 between Mrs Chloé Ramade, Mrs Séverine Grégoire, Cdiscount Group and Financière MSR in the presence of the Company;

"Previous Partner" means any person other than the Seller who, in the past, has held Company shares, Company Securities or rights to buy or subscribe for Company Securities;

"Price" means the sum of the Basic Price and of the Additional Price; "Basic Price" has the meaning given to it in Article 3.1;

"Products" has the meaning given to it in Article 6.22; "Exercised Promise" has the meaning given to it in Article 8.17;

"Promises" has the meaning given to it in the recitals to this Agreement;

"Reference Accounts" means the Company's interim accounts (balance sheet, profit and loss account and notes) for the period ended 31 July 2015 and covering the seven-month period ending on that date;

"Reference Accounts Date" means 31 July 2015;

"Reference Price" means (i) the sum of the Price and of the exercise price payable to the Seller under the UPB or the UPS (as applicable), where one or other of the Promises has been exercised or (ii) the Price in any other situation and, in particular, if neither of the two Promises has been exercised or for as long as a Promise has not been exercised;

"Security" means, in relation to any person other than a natural person, any share or transferable security granting its holder (i) a proportion of the capital, voting rights, profits or liquidation surplus of that person or (ii) the right to subscribe for or acquire (by conversion, subscription, redemption, exchange or in any other manner) any share or transferable security granting a proportion of the capital, profits or liquidation surplus of that person;

"Security Interest" means any charge, security interest, mortgage, pawn, pledge, lien, retention of title, trust, easement, attachment, pre-emption right, purchase option or other third party right encumbering an asset or right or limiting the right of ownership over an asset or right or the free transferability thereof, and any undertaking to furnish any such rights or security interests;

"Seller" has the meaning given to it in the recitals to this Agreement.

"Seller's Knowledge" or any similar expression means, in relation to a fact or event, the knowledge that the Company's general manager (Mr Thomas Peyraut) and/or the Company's chairman (Mr Emmanuel Grenier) has (have) or ought to have had on account of his (their) functions or by preparing this Agreement in conjunction with the Seller if he (they) had sought information from the Company's main salaried managers with the care normally expected from a company manager or diligent seller;

"Shares" has the meaning given to it in the recitals to this Agreement; "Transferred Shares" has the meaning given to it in the recitals to this Agreement;

"Studio Contract" means the contract referred to in Article 5.2(f);

"Supplied Information" has the meaning given to in in paragraph (C) of the recitals;

"Tax" means (i) any tax, levy, duty, tariff, fee, deduction, withholding tax, contribution or charge of any kind whatsoever and any social security contribution (employee's or employer's) imposed by any Authority or any other competent body, whether payable directly or by withholding or otherwise, including any corporation tax, income tax, property tax, customs duty, value added tax, payroll tax, contributions or charges payable in relation to social security or equivalent body, family allowances and the various pension and unemployment bodies, as well as any corresponding interest, fine or penalty, and (ii) any payment or repayment made to any company as the head of a tax consolidation group;

"Territory" means metropolitan France;

"Transitional Services" has the meaning given to it in Article 9.1; "Partner Loans" has the meaning given to it in Article 6.17.2;

"UPB" has the meaning given to it in the recitals to this Agreement; "UPS" has the meaning given to it in the recitals to this Agreement;

"Web Turnover" means the gross turnover excluding VAT (excluding promotions, returns and delivery costs charged) made by the Company from its own selling activities (excluding "market place" activities);

"Working Day" means a day other than Saturday, Sunday or public holiday in France with the meaning of Article L. 3133-1 of the Employment Code;

1.2        Interpretation

In this Agreement, unless the context requires otherwise and unless expressly specified otherwise:

(a)	any reference to Articles and Annexes is a reference to the articles and annexes of this Agreement;

(b)	the term "person" covers any natural or legal person, any company, group, joint venture, de facto company, Authority or any other entity with or without legal personality;

(c)

in calculating any time period for the purposes of this Agreement, the provisions of Articles 640 to 642 of the Civil Procedure Code will be applied, it being understood that the references in Article 642 of that Code to a "public or bank holiday" and "first working day" shall be construed by reference to the definition of "Working Day" given herein;

(d)	the meaning given to terms defined in this Agreement applies both to the singular and the plural of those terms and, where applicable, their other grammatical forms;

(e)	the titles of the Articles and Annexes of this Agreement have been inserted for ease of reference only and do not affect either their meaning or interpretation;

(f)	the terms "which includes", "including", "notably" or "in particular" and any other term having the same meaning are not restrictive;

(g)

unless otherwise specified, any reference to a contract, undertaking, accord or agreement is a reference to any contract, undertaking, accord or agreement creating rights or obligations, whether in writing or oral;

(h)	the expression "make its best efforts" means that the Party making that commitment is bound by a best endeavours obligation.

2.          PURCHASE AND SALE OF THE TRANSFERRED SHARES

The Seller sells to the Buyer, and the Buyer buys from the Seller, all of the Transferred Shares, free from any Security Interest, with all rights attached thereto, including the right to any dividend distribution or other distribution or payment made with effect from the present date, according to the terms and conditions of this Agreement.

3.          PRICE

3.1        Basic Price

Subject to Article 3.2, the total price for the whole of the Transferred Shares (the "Basic Price") is €9,690,000 (nine million six hundred and ninety thousand euros). The Basic Price is paid in full on this date by the Buyer to the Seller in accordance with the stipulations of Article 5.3.

3.2        Additional Price

3.2.1     Principle

In addition to the Basic Price, the Buyer will pay the Seller the sums specified in this Article 3.2, subject to the conditions and terms contained herein.

It is understood that any sums that may owed with respect to the various components of the Additional Price which are described in Articles 3.2.2 to 3.2.4 may be aggregated provided that more than one of the conditions respectively applicable to them are fulfilled. It is specified that the maximum amount of the Additional Price that may be owed to the Seller under this Article 3.2 is therefore €3,570,000 (three million five hundred and seventy thousand euros).

3.2.2     First component of the Additional Price: reaching a minimum Market Place Volume of Business threshold in 2017

Subject to Article 3.2.5, a sum of €1,020,000 (one million and twenty thousand euros) will be paid by way of Additional Price if the Market Place Volume of Business reaches or exceeds €1,600,000 (one million six hundred thousand euros) for the year ended 31 December 2017.

It is specified that if the Market Place Volume of Business for the year ended 31 December 2017 is less than €1,600,000 (one million six hundred thousand euros), no Additional Price will be owed under this Article 3.2.2 (or, by construction, under Article 3.2.3.1 or Article 3.2.4.1).

3.2.3     Second component of the Additional Price: reaching the Market Place Volume of Business and Web Turnover targets for 2017

3.2.3.1  Reaching of the Market Place Volume of Business target for 2017

Subject to Article 3.2.5, a sum of €765,000 (seven hundred and sixty-five thousand euros) will be paid by way of Additional Price if the Market Place Volume of Business reaches or exceeds €3,200,000 (three million two hundred thousand euros) for the year ended 31 December 2017.

If the Market Place Volume of Business for the year ended 31 December 2017 is greater than €1,600,000 (one million six hundred thousand euros) but less than €3,200,000 (three million two hundred thousand euros), and subject to Article 3.2.5, the following sum will be paid by way of Additional Price:

€765,000 x [(MPVB 2017 - €1,600,000) / €1,600,000]

where MPVB 2017 means the Market Place Volume of Business for the year ended 31 December 2017.

3.2.3.2  Reaching of the Web Turnover target for 2017

A sum of €765,000 (seven hundred and sixty-five thousand euros) will be paid by way of Additional Price if the Web Turnover reaches or exceeds €36,052,000 (thirty-six million fifty-two thousand euros) for the year ended 31 December 2017.

If the Web Turnover for the year ended 31 December 2017 is greater than €34,800,000 (thirty-four million eight hundred thousand euros) but less than €36,052,000 (thirty-six million fifty-two thousand euros), the following sum will be paid by way of Additional Price:

€765,000 x [(WT 2017 - 34,800,000 / €1,252,000]

where WT 2017 means the Web Turnover for the year ended 31 December 2017.

It is specified that if the Web Turnover for the year ended 31 December 2017 is less than €34,800,000 (thirty-four million eight hundred thousand euros), no Additional Price will be owed under this Article 3.2.3.2 (or, by construction, under Article 3.2.4.2).

3.2.4     Third component of the Additional Price: exceeding Market Place Volume of Business and Web Turnover targets for 2017

3.2.4.1  Exceeding of the Market Place Volume of Business target for 2017

Subject to Article 3.2.5, a sum of €510,000 (five hundred and ten thousand euros) will be paid by way of Additional Price if the Market Place Volume of Business reaches or exceeds €3,840,000 (three million eight hundred and forty thousand euros) for the year ended 31 December 2017.

If the Market Place Volume of Business for the year ended 31 December 2017 is greater than €3,200,000 (three million two hundred thousand euros) but less than €3,840,000 (three million eight hundred and forty thousand euros), and subject to Article 3.2.5, the following sum will be paid by way of Additional Price:

€510,000 x [(MPVB 2017 - €3,200,000) / €640,000]

where MPVB 2017 means the Market Place Volume of Business for the year ended 31 December 2017.

3.2.4.2  Exceeding of the Web Turnover target for 2017

A sum of €510,000 (five hundred and ten thousand euros) will be paid by way of Additional Price if the Web Turnover reaches or exceeds €43,262,400 (forty-three million two hundred and sixty-two thousand four hundred euros) for the year ended 31 December 2017.

If the Web Turnover for the year ended 31 December 2017 is greater than €36,052,000 (thirty-six million fifty-two thousand euros), but less than €43,262,400 (forty-three million two hundred and sixty-two thousand four hundred euros), the following sum will be paid by way of Additional Price:

€510,000 x [(WT 2017 - €36,052,000) / €7,210,400]

where WT 2017 means the Web Turnover for the year ended 31 December 2017.

3.2.5     Development of the Company's "market place" platform

No Additional Price will be owed under Articles 3.2.2, 3.2.3.1 and 3.2.4.1 if the Market Place Contract is terminated owing to Cdiscount's failure to perform one of its essential obligations and where Cdiscount has not remedied that failure within thirty (30) days of receiving formal notice to perform.

3.2.6     Procedure for determining the Additional Price

3.2.6.1  By no later than 15 April 2018, the Buyer will send the Seller a notice according to the model contained in Annex 3.2.6 (the "Notice of Calculation"). The Notice of Calculation will be accompanied by a copy of the 2017 Accounts and by the findings of the corresponding limited review signed by the Company's internal auditor and by a breakdown of the calculation of the Additional Price proposed by the Buyer in accordance with the rules defined in Articles 3.2.1 to 3.2.5. If the Buyer does not send any Notice of Calculation in accordance with this Article 3.2.6, the Additional Price will be its maximum amount of €3,570,000 (three million five hundred and seventy thousand euros).

3.2.6.2  The Seller has a period of thirty (30) Working days, as from receiving the Notice of Calculation, in which to notify the Buyer of any disagreement on its part (the "Notice of Query") with respect to the calculation of the Additional Price proposed by the Buyer and/or any underlying element in that calculation (including the 2017 Accounts). This Notice of Query must indicate, with a reasonable level of detail, the reasons for that disagreement and for each of the elements queried by the Seller. If the Seller does not send a Notice of Query within that time period, the calculation of the Additional Price contained in the Notice of Calculation will be deemed to be final and will be binding on the Seller in its entirety.

3.2.6.3  The Buyer agrees to provide the Seller and its advisers with reasonable access to the Company's books and records and to any other operational, financial or accounting information reasonably necessary to verify the calculation of the Additional Price proposed by the buyer and/or any underlying element in that calculation (including the 2017 Accounts), and will ensure that such access remains available throughout the period during which the Seller has the right to send a Notice of Query.

3.2.6.4  If the Parties do not agree in writing on the Additional Price within ten (10) Working Days of the Beneficiary receiving the Notice of Query (the Parties undertaking within that period to enter into good faith negotiations to reach agreement on any disagreements with respect to the determination of the Additional Price under the Agreement), or within any longer period agreed in writing between the Parties, the Additional Price will be determined by a professional accounting firm or expert specialising in company valuations, with an established reputation in France or internationally, and independent from the Parties (the "Expert") appointed by mutual agreement between the Parties or, if they fail to reach agreement within five (5) Working Days of the expiry of that time period, by the President of the Paris Commercial Court in an interim ruling, at the request of either of the Parties, and whose decision will be not open to appeal.

3.2.6.5  The Expert, who will act on the basis of Article 1592 of the Civil Code, will have the task of determining the Additional Price by applying the method for calculating the Additional Price and the rules, limits and definitions specified in the present Agreement and of settling any disagreement between the Parties with respect to the determination of the Additional Price hereunder.

3.2.6.6  In carrying out his duties, the Expert will consult with both Parties and will notify them of his findings within thirty (30) Working Days of the date of his appointment. At least ten (10) Working Days before this notification, the Expert must send the Parties a draft of this notification and give each of the Parties the opportunity to submit observations on that draft.

3.2.6.7  The Expert's determination of the Additional Price will be final and binding on the Parties in accordance with Article 1592 of the Civil Code, except in the case of gross error committed by the Expert in the performance of his duties.

3.2.6.8  The Parties must cooperate with the Expert so as to enable him to carry out his duties within the agreed time periods and must, in particular, send him any information that he might reasonably request and which they have available.

3.2.6.9  If the Expert does not wish or is unable, for any reason whatsoever, to give his decision, a new Expert will be appointed in accordance with Article 3.2.6.4.

3.2.6.10 The Expert's fees and disbursements will be paid in equal share by the Parties.

3.2.7      Payment of the Additional Price

3.2.7.1  The Additional Price will be paid by the Buyer to the Seller within thirty (30) Working Days of the Date of Determination of the Additional Price, subject to Article 3.2.7.2. Payment will be made by bank transfer, using immediately available funds, into the bank account whose particulars the Seller will have notified by no later than five (5) Working Days before the due date for payment. The bank account in question must be opened with a French credit institution.

3.2.7.2  The Buyer will be entitled to withhold - from the amount of any payment that it might owe under this Article 3.2. - an amount equal to the sums claimed from the Seller under Article 8 which have not yet given rise to payment in accordance with Article 8.16. If all or part of the sums claimed by the Buyer should become payable in accordance with Article 8.16, the Buyer may offset these sums against the amounts that it has withheld. Any surplus will be payable within five (5) Working Days of the due date of the sums owed by the Seller in accordance with Article 8.16. If the Buyer's Claim should prove to be unfounded, the sums that it has withheld with respect to the Additional Price will be payable within five (5) Working Days of the date on which it was found that the Claim in question was unfounded. In all cases, any sums that are not offset will bear interest, on a pro rata basis, between the due date of the Additional Price and the date on which they are paid to the Seller, at the legal rate plus three (3)%.

3.3        Distribution of the Price

The Price will be distributed between Cdiscount Group and Financière MSR in proportion to the number of Transferred Shares transferred by each of the two companies.

4.         REPAYMENT OF PARTNER LOANS

The Parties agree that the Partner Loans will be repaid on this date in accordance with Article 5.3, in the proportion of 51% of their amount in capital and interest declared by the Seller to the Buyer under Article 6.17.2.

5.         EXECUTION

5.1        Date and place

Ownership of the Transferred Shares will be transferred in Paris on the premises of the Casino group situated at 148 Rue de l'Université, 75007 Paris, or at any other place mutually agreed by the Parties, and the transfer will take place on this date (30 September 2015).

5.2        Seller's obligations in relation to Execution

On this date, the Seller hands over to the Buyer:

(a)	transfer forms in relation to the transfer of the whole of the Transferred Shares, duly completed and signed in the Buyer's favour;

(b)

the up-to-date original of the share transfer register and a certificate signed by the Chairman of the Company certifying (i) that the above-mentioned transfer forms have been received and (ii) that the necessary instructions have been given so that the transfer of the Transferred Shares to the Buyer can be properly re-transcribed on 30 September 2015 in the partners' individual accounts, which will be sent to the Buyer at the earliest opportunity;

(c)	the CERFA tax forms relating to the transfer of the Transferred Shares to the Buyer, duly signed by Cdiscount Group and Financière MSR;

(d)

the original letter of resignation, taking effect today immediately after Execution, of Mr Emmanuel Grenier from his position as Chairman of the Company, confirming that he holds no financial claim of any kind whatsoever against the Company with respect to the performance of his duties as Chairman;

(e)the original of a private agreement signed by the Seller as junior partner of the Company certifying the following joint decisions of the Company's partners, with effect from today's date immediately after Execution: (i) decision to appoint Mr Stéphane Maquaire as the Company's new Chairman; (ii) decision to amend the Company's articles of association;

(f)two (2) originals, duly signed, of the Studio Contract between Cdiscount and the Company regarding the provision of photographic services;

(g)two (2) originals, duly signed, of the partner loan agreement between Cdiscount Group and the Company regarding the 49% balance of the capital amount of the Partner Loans mentioned in Article 6.17.2, specifying an interest rate equal to the EONIA rate + 0.5% and indicating the first of the following two dates as being the maturity date: (i) the date on which the shares corresponding to those Promises that have been exercised are transferred and (ii) 2 November 2016.

5.3        Buyer's and Company's obligations in relation to Execution

On this date:

(a)	the Buyer pays the whole of the Basic Price to Cdiscount Group on the Seller's behalf, and Cdiscount Group will, in turn, pass on to Financière MSR the proportion of the Price to which it is entitled,

(b)	the Buyer provides the Company with the sums required to make the repayment described in Article 4,

(c)	the Company uses the sums thus made available to it to make partial repayment of the Partner Loans, as stated in Article 4,

by means of bank transfers, using immediately available funds, into the bank account(s) opened with a French credit institution whose particulars have been notified by the Seller.

On today's date, the Buyer hands over to the Seller the original of a private agreement signed by the Buyer as senior partner certifying the following joint decisions of the Company's partners, with effect from today's date immediately after Execution: (i) decision to appoint Mr Stéphane Maquaire as the Company's new Chairman; (ii) decision to amend the Company's articles of association.

6.          SELLER'S REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants that the representations made in this Article 6 (the "Representations") are correct and truthful on the present date or, with respect to any Representation made specifically on a certain date, on that date.

6.1        Capacity

The Seller has been duly incorporated and lawfully exists according to the Laws and Regulations applicable in France and has the authority and capacity to enter into this Agreement and to perform the obligations resulting herefrom. The Seller's competent company organs have authorised the Seller to sign this Agreement and to perform the obligations resulting herefrom without any other authorisation or formality being required from the Seller. This Agreement constitutes a lawful undertaking which is binding on the Seller in accordance with the terms hereof.

6.2        No conflict

Neither the conclusion nor the performance of this Agreement nor the execution of the Operation by the Seller constitutes or will constitute or will result in (i) a breach of the Seller's articles of association, (ii) a breach or non-compliance with the terms of any contractual undertaking binding on the Seller, or (iii) a breach by the Seller of the Laws and Regulations or of a decision or order by an Authority or arbitral tribunal or of an Authorisation, other, as far as (ii) and (iii) are concerned, than a breach or non-compliance likely (x) to affect the validity or enforceability of this Agreement or the Seller's capacity to perform its obligations hereunder or (y) to cause any harm to the Company, the Buyer or another Member of the Buyer's Group.

6.3        No insolvency

The Seller is not in a state of insolvency. No resolution has been approved and no meeting has been called with a view to the winding-up or liquidation of the Seller. The Seller is not subject to any court-supervised recovery, reorganisation or liquidation proceedings or other similar proceedings, including on a voluntary basis.

6.4        Share ownership of the Company - Ownership and free transferability of the Transferred Shares

6.4.1     The Shares represent the whole of the Company's share capital and voting rights. The Company's other characteristics indicated in the recitals to this Agreement are correct. The Shares have been lawfully issued and subscribed and are fully paid up. All Shares are ordinary shares which confer the same rights and obligations on their holders. There are no Company Securities other than the Shares, and there is no other undertaking or agreement conferring upon any person whatsoever any right to acquire or subscribe for or be allocated or issue any Company Securities (including under stock option plans or share purchase plans or bonus issue plans or similar plans) and, apart from the Seller, no person holds any rights over the Company's profits, liquidation surplus or voting rights. No decision has been taken by the Company's bodies to issue or allot Securities. The Company has not issued bonds or debt securities.

6.4.2     The Seller has full and complete ownership of the whole of the Transferred Shares, free from any Security Interest and freely transferrable to the Buyer. There is no dispute or claim in relation to the Seller's rights over the Transferred Shares or the Seller's capacity or rights to sell the Transferred Shares, and nobody, with the exception of the Seller, can claim ownership of the Transferred Shares or any other right over the Transferred Shares.

6.5        Company

6.5.1     The Company has been duly incorporated and registered and lawfully exists according to the Laws and Regulations, and has the authority and capacity to carry out its activities in the manner in which they are currently carried out.

6.5.2     The Company is not and has not been in a state of insolvency. Except as provided for in Annex 6.5.2, no resolution has been approved and no meeting has been called with a view to the winding-up or liquidation of the Company. The Company is not and has not been subject to any court-supervised recovery, reorganisation or liquidation proceedings or other similar proceedings, including on a voluntary basis. The Company has not entered into any agreement or has not started or is not planning to start any negotiations with its creditors with a view to writing off or rescheduling all or some of its debts.

6.5.3     The Company (i) does not hold and has not held Securities, is not and has not been a member or participant of any person, is not and cannot be subject to any obligation to acquire or to become a member or participant of any person, and (ii) is not and has not been the de jure or de facto manager of another person.

6.6        Company activities

6.6.1     A full and up-to-date copy of the Company's articles of association is contained in Annex 6.6.1. No decision has been taken or is being envisaged to amend those articles of association. The Company's articles of association conform to the Laws and Regulations, and the Company has conformed and conforms to its articles of association and the resolutions, decisions and acts of the Company's organs have been taken in accordance with its articles of association and with the Laws and Regulations.

6.6.2     There are no other shareholders' agreements or similar agreements in force in relation to the governance of the Company or the issue or transfer of Company Securities. In particular, all clauses of the Previous Agreement have now ended, with the exception of the non-compete, non-solicitation and non-recruitment clauses applicable to Mrs Chloé Ramade and Mrs Séverine Grégoire which were drawn up primarily in the Company's favour in accordance with

Article 5 of the Previous Agreement, as repeated and amended by Article 7.2 of the 2014 Transfer Deed.

6.6.3     There are no current delegations of powers or signatory authorities conferring the right to bind the Company to third parties, with the exception of the delegations given to a current employee or officer of the Company in the Normal Course of Business.

6.7        Effect of the Operation

Without prejudice to and with the exception of any contrary information contained in Annex 6.7, the signing and performance of this Agreement will not affect either the Company's legal situation or its rights and obligations or its capacity to pursue its activities, and will not, in particular, bring about any of the following consequences:

(a)

the amendment or termination of an agreement to which the Company is a party or beneficiary or the applicability or inapplicability of any term of any such agreement or an early repayment with respect to the Company's contractual obligations;

(b)

the possibility for any person to invoke a right or to release itself from any obligation towards the Company and, in particular, the possibility for a third party to rely on or demand the grant of a warranty, security interest or any other undertaking having an equivalent effect or to release itself from a warranty, security interest or any other undertaking having an equivalent effect issued in the Company's favour;

(c)	any obligation to pay a Tax or any effect on or change in relation to the Taxes payable by the Company.

6.8        Company Accounts - Reference Accounts

6.8.1     A full copy of the Company Accounts and of the corresponding reports prepared by the Company's internal auditor is contained in Annex 6.8.1. The Company Accounts have been certified without observations by the Company's auditor. The Company Accounts have been prepared in accordance with the Laws and Regulations and with the Accounting Principles.

6.8.2     A full copy of the Reference Accounts and of the corresponding findings of the limited review undertaken by the Company's internal auditor is contained in Annex 6.8.2. The Reference Accounts have been prepared in accordance with the Accounting Principles.

6.8.3     The manner in which the Accounting Principles have been applied by the Company is described fully and accurately in the notes to the Company Accounts and the Reference Accounts, and these Accounting Principles have been applied on a consistent and coherent basis from one year to the next, subject to the comments made in the notes to the Company Accounts and the Reference Accounts.

6.8.4     The Reference Accounts are correct and truthful and give a true and fair view of the Company's assets, liabilities and financial situation on the date of these Reference Accounts, as well as its income for the seven-month period ending on the date of the Reference Accounts.

6.8.5     Except as provided for in the notes to the Reference Accounts or in Annex 6.8.5, the Company does not have any off-balance-sheet commitments.

6.8.6     Except as provided for in Annex 6.8.6, the records and books that the Company is required to keep pursuant to the Laws and Regulations are up-to-date and kept in accordance with those

Laws and Regulations, with the exception of any shortcomings or gaps that can be remedied and which do not cause Damage to the Company in an amount exceeding 30,000 euros.

6.9         Events since the Reference Accounts Date

6.9.1      Since the Reference Accounts Date:

(a)

the Company has carried out its activities in the Normal Course of Business and no fact, event or circumstance has occurred which, individually or in conjunction with any other fact, event or circumstance, has had a material adverse effect on (a) the Company's activities, assets, liabilities, results, financial situation or outlook or (b) the Seller's capacity to perform its obligations under this Agreement within the time required (including under Article 8), it being specified that (i) for the sole purposes of (a) above, a "material adverse effect" means a negative impact on the Company's value where that impact can be valued at  more than 3 million euros; and

(b)	the Company has carried out the investments specified in the Company's budget sent to the Buyer, and has not carried out any investments not specified in that budget; and

(c)	except as provided for in Annex 6.9(c), the Company has not carried out any operation referred to below or committed to carry out such an operation:

(i)    to decide to distribute or pay a dividend, interim dividend or other form of distribution (in cash or in kind), or to buy back or cancel all or some of its own Securities or reduce their nominal value or depreciate its capital;

(ii)   to acquire, assign or transfer by any means whatsoever, other than in the Normal Course of Business, any other tangible or intangible asset whose value or unit price is greater than two hundred thousand (200,000) euros (excluding VAT) or whose aggregate value or price, taking into account all operations of that kind carried out by the Company, is greater than seven hundred thousand (700,000) euros (excluding VAT);

(iii)  to change its practices or time periods in relation to recovery of monies owed by customers, payment of trade payables, tax liabilities or social security debts, or management of stocks or any other element taken into account in its working capital or cash requirements;

(iv)  to conclude, amend or terminate an agreement or undertaking with the Seller or one of the Members of the Seller's Group or in which the Seller or one of the Members of the Seller's Group is indirectly involved, or carry any act having or capable of having the effect, directly or indirectly, of generating a transfer of value to the Company's detriment or which is otherwise prejudicial to the Company, to the benefit of the Seller or one of the Members of the Seller's Group;

(v)    to change its accounting practices or methods or its Tax practices or methods or exercise any significant Tax option or conclude, amend or terminate any contract pertaining to a tax consolidation scheme or equivalent scheme.

6.9.2     As at 20 September 2015, the amount of the Company's net financial debt (including under any Partner Loan) was 9,363,060.10 euros.

6.9.3     Since 20 September 2015, the amount of the Company's net financial debt (including under any Partner Loan) has not increased by more than 5%.

6.9.4     For the purposes of Articles 6.9.2 and 6.9.3, "net financial debt" means the sum of the following components: the capital balance of any Partner Loan, outstanding interest accrued on those loans, the balance of bank borrowing minus available cash, and investment securities.

6.10      Tangible assets - Business

The Company has the right to use the tangible assets (other than the stocks and the Properties referred to in Articles 6.11 and 6.12) that it uses in the performance of its activities. These tangible assets are in good working order and are adequately maintained, taking into account the purpose for which they are used by the Company. The Company is the unrestricted owner of its business, which is not encumbered by any Security Interest and is not subject to a lease management arrangement.

6.11      Stocks - Financial claims

6.11.1   The Company's stocks of goods on the Reference Accounts Date, an inventory of which is contained in Annex 6.11.1 (the "Stocks"), are free from any Security Interest and, subject to the depreciation allowance mentioned in the Reference Accounts, are in good condition and usable by the Company for their intended purpose.

6.11.2   The financial claims entered in the Reference Accounts are valid, have been fully recovered or are fully recoverable in the Normal Course of Business (without having to commence any recovery proceedings or to instruct a specialist person to recover such debts) or an allowance has been duly set aside for such claims in the Reference Accounts.

6.12      Property

6.12.1   The Company does not own any real property or property rights ("Property") and is not subject or cannot be subject to an obligation to acquire Property. Except as provided for in Annex 6.12.2, all of the Properties used by the Company are rented or occupied under a lease or occupancy agreement drawn up in writing.

6.12.2   A full and accurate list of the properties leased or occupied by the Company (each an "Occupied Property"), whether or not in accordance with a lease or an occupancy or domiciliation agreement (a "Lease" or an "Occupancy Agreement"), indicating, for each Occupied Property, the owner's name, its location, the current amount of rent and provisions for charges or taxes applicable, as well as the nature, date of conclusion and duration or renewal date of the corresponding Lease or Occupancy Agreement, is contained in Annex 6.12.2. The amount of rent or charges under Leases or Occupancy Agreements has been duly reviewed and index-linked.

6.12.3   The Company is not in breach of any its main obligations under any of the Leases or Occupancy Agreements. To the Seller's Knowledge, there is no fact or circumstance that would enable a person to take possession or occupy an Occupied Property or contest the right to renewal of a Lease. The owner has no right to end a Lease or Occupancy Agreement before the agreed term. The Company has not entered into a sub-letting agreement or other agreement whereby any person is entitled to use or occupy an Occupied Property.

6.12.4   Except as provided for in Annex 6.12.4, the Company has not received or sent correspondence relating to the cancellation, termination, rescission, suspension or non-renewal of a Lease or Occupancy Agreement or contesting the Company's right to renewal under a Lease and, to the Seller's Knowledge, there is no threat of any such claim.

6.13      Intellectual Property

6.13.1   The Intellectual Property Rights used by the Company or which are necessary for its activities have been licensed by their holder to the Company or are held in full ownership by the Company, free from any Security Interest.

6.13.2   A full and accurate list of the Intellectual Property Rights belonging to the Company (indicating for those that been registered or for which an application for registration has been filed, the corresponding country) is contained in Annex 6.13.2. The Intellectual Property Rights belonging to the Company which are capable of being registered have been registered in each country where they are used or where it is anticipated that they will be used. The Company has carried out the necessary formalities and payments for registering the Intellectual Property Rights belonging to it and for maintaining those registrations in force. The Company has not behaved in a way that may bring about the loss, cancellation or unenforceability of these Intellectual Property Rights or any corresponding registration. The Company has not licensed or granted any right to use an Intellectual Property Right belonging to it.

6.13.3   A full and accurate list of the Intellectual Property Rights for which the Company holds licences is contained in Annex 6.13.3. The Company has the right to use the Intellectual Property Rights that have been licensed to it in the manner that it uses them and has not granted any right over such rights.

6.13.4   The Company has not received any correspondence querying the ownership or use of an Intellectual Property Right and, to the Seller's Knowledge, there is no threat of any such query.

6.13.5   Except as provided for in Annex 6.13.5, neither the performance of its activities by the Company nor the use of Intellectual Property Rights by the Company in carrying out those activities infringes or has infringed a third party's Intellectual Property Rights, or constitutes or has constituted an act of unfair competition, free-riding or an unfair commercial practice, and the Company has not received correspondence alleging any such fact or alleging the wrongful disclosure by the Company of a third party's Intellectual Property Rights, and, to the Seller's Knowledge, there is no threat of any such claim. To the Seller's Knowledge, (i) no third party is infringing an Intellectual Property Right belonging to the Company and (ii) no third party has registered a domain name likely to lead to confusion with a domain name used by the Company in the performance of its activities or with the Company's business name. With the exception of the licences referred to in Article 6.13.3, there are no agreements of any kind whatsoever relating to any Intellectual Property Right held or used by the Company.

6.13.6   The Company is the legitimate owner and lawfully exploits the creations or inventions of its employees and officers or of any third party with which it has entered into a service agreement concerning an inventive activity. No Company employee or officer can claim, in any capacity whatsoever, any right over the Intellectual Property Rights used or held by the Company. Except as provided for in Annex 6.13.6, the contracts entered into by the Company with any employee, officer, consultant or external service provider who have contributed towards the creation or development of an Intellectual Property Right lawfully stipulate that these Intellectual Property Rights are fully assigned to the Company, with the exception of any inalienable moral right in accordance with the Laws and Regulations. No amount is or may be owed by the Company to an employee, officer, consultant or external service provider in connection with the creation or development of an Intellectual Property Right used by the Company.

6.14      Information Systems

6.14.1   The Company owns or holds a legitimate right to use the Information Systems that it uses. These systems undergo the usual maintenance and updating programmes in line with good practice in the Company's business sector. No action will be required as a result of the execution of the Operation to ensure that the Information Systems used by the Company can continue to be used in the same way and at the same cost, subject to the Transitional Services.

6.14.2   During the last two (2) years, no security failure or fault has occurred with the Company's Information Systems causing loss or corruption of data (including unauthorised access to customers' personal data).

6.14.3    In accordance with good practice in its business sector, the Company has (i) implemented the usual security devices to protect the Information Systems that it uses and that data that it stores or transmits from any unauthorised access, use or modification, and (ii) established data security procedures and business continuity plans in the event of loss.

6.15      Compliance with Laws and Regulations

6.15.1   Except as provided for in Annex 6.15.1, the Company carries out and has carried out its activities in accordance with the Laws and Regulations, and conforms and has complied with any decision, Authorisation or order given in relation to the Company by an Authority or an arbitral tribunal. To the Seller's Knowledge, the Company is not required to make investments or to incur expenses in order to comply with the Laws and Regulations or with any decision, Authorisation or order given in relation to the Company by an Authority or an arbitral tribunal.

6.15.2   Except as provided for in Annex 6.15.2 and for disputes and other procedures in relation to Taxes referred to in Article 6.20.2, the Company has not in the last three (3) years, (i) received correspondence, (ii) been involved in a dispute (iii) or been the subject of an inspection or investigation or decision or order issued by an Authority or arbitral tribunal, in each case concerning a breach or supposed breach of the Laws and Regulations or of an Authorisation and, to the Seller's Knowledge, there is no threat of any such circumstance occurring.

6.16      Disputes

6.16.1    Except as provided for in Annex 6.16.1 and for disputes and inspections in relation to Taxes referred to in Article 6.20.2, the Company is not involved in any dispute or any legal, criminal, administrative or arbitration proceedings (including any inspection or investigation conducted by an Authority) and, to the Seller's Knowledge, there is no threat of any such dispute or proceedings.

6.16.2   Except as provided for in Annex 6.16.2, there is no decision or order made or issued by a judicial, administrative or arbitral Authority against the Company or no settlement agreement concluded by the Company under which, in both cases, obligations remain incumbent on the Company.

6.17      Relations with the Seller

6.17.1   With the exception of the Partner Loans, of the contracts referred to in Article 6.12.2 for the supply of employees to the Company by the Seller or by a Member of the Seller's Group, of the Transitional Services, of the Studio Contract, of the Market Place Contract, and of the sub-occupancy agreements referred to in Article 9.8, there is no agreement, undertaking, promise or other contractual obligation between the Seller or another Member of the Seller's Group, on the one hand, and the Company, on the other, nor is there any agreement to which the Company is party and in which the Seller or another Member of the Seller's Group is indirectly involved, and neither the Seller nor any other Member of the Seller's Group (i) is a creditor or debtor of the Company in any capacity whatsoever and holds no rights whatsoever against the Company, (ii) uses or is entitled to use a property, asset or right belonging to the Company (iii) holds, in whole or in part, a property, asset or right that the Company uses or which the Company enjoys in carrying out its activities. Annex 6.17.1 specifies, from among the services provided to the Company by the Seller or another Member of the Seller's Group, those which to date have not been charged at arm's length and which will be charged at arm's length with effect from the date of this document, as well as the amount to be charged in the future. The Company is not party to any cash pooling agreement, either with any Member of the Seller's Group or with any other person.

6.17.2   The Company has lend its partner Cdiscount Group a sum in the aggregate capital amount of €9,000,000, which bears interest at a rate equal to the EONIA rate + 0.5%, in accordance with a loan agreement, a copy of which is contained in Annex 6.17.2 (the "Partner Loans"). The total amount owed by the Company as at this date under the Partner Loans (including interest) is €9,020,462.46, which sum is to be partially repaid in accordance with Article 4. No other sum is owed by the Company in respect of the Partner Loans and/or their partial repayment on the date of the Agreement.

6.17.3   The Company has not granted any guarantee, security interest, letter of comfort, compensation undertaking or other similar obligation in relation to the obligations or debts of the Seller or of another Member of the Seller's Group and is not jointly and severally liable towards anyone with the Seller or with another Member of the Seller's Group.

6.18      Contracts - Important Contracts

6.18.1   All agreements, understandings and undertakings by which the Company is bound or which it enjoys have been lawfully concluded and constitute legitimate and enforceable undertakings in accordance with their terms and are not in breach of the Laws and Regulations. The Company and, to the Seller's Knowledge, each other party to these agreements, understandings and undertakings comply and have complied with their obligations under the agreements, understandings and undertakings by which the person concerned is bound. No event has occurred which could constitute a breach of or non-compliance with such agreements, understandings and undertakings or give rise to the cancellation, termination, rescission, suspension or amendment thereof or to the payment by the Company of penalties or compensation of any kind whatsoever. The Company has not received or sent, during the last twelve (12) months, any correspondence alleging breach of or non-compliance with such agreements, understandings and undertakings or relating to the cancellation, termination, rescission, suspension or amendment of any such agreements, understandings and undertakings and, to the Seller's Knowledge, there is no threat of any such allegation.

6.18.2   Part I of Annex 6.18.2 contains a list of all agreements or undertakings (other than a Lease, employment contract, Intellectual Property Rights contract, or insurance policy) by which the Company is bound or which it enjoys and:

(a)	which was not concluded in the Normal Course of Business or at arm's length,

(b)

whose remaining duration exceeds two (2) years (excluding automatic renewal) or which can only be terminated by the Company subject to giving more than six (6) months' notice or by paying a penalty of more than 100,000 euros,

(c)	relating to a loan, debt or other form of liability in an amount exceeding 100,000 euros,

(d)

under which the Company has granted a warranty, security interest, compensation undertaking or joint and several undertaking, or any other similar obligation aimed at guaranteeing a third party's undertaking,

(e)

which consists of a distribution contract, commercial agency contract, commission agent contract or contract involving any other form of intermediation, under which sales or purchases in relation to the previous year exceeded an annual amount of 100,000 euros or are estimated to do so for in the current year,

(f)

which consists of a purchase contract that generated an expense exceeding 167,000 euros either in relation to the previous year or which is estimated to do so in the current year, or which includes commitments in terms of the volume of supply by the Company in an amount exceeding 167,000 euros,

(g)	which has been concluded with an Authority, including in relation to Taxes,

(h)	which contains non-competing or exclusivity clauses,

(i)

which relates to an operation to buy or sell assets or Securities, to a merger or to any other business combination operation, and in relation to which obligations exists on account of representations, warranties or other undertakings (including with respect to payment of the price),

(j)	which relates to a joint venture operation or involves revenues or results sharing or remuneration calculated by reference to the Company's revenues or results,

(k)	which contains a change of control clause which may be lawfully invoked, or any term which would become applicable or inapplicable on account of the conclusion or performance of this Agreement, or

(l)	which concerns the Company's logistics, transport or import operations,

("Important Contracts").

Part II of Annex 6.18.2 contains a list of the drafts of the Important Contracts currently under negotiation but which have not yet been signed on the present date.

6.18.3   The Company has not promised to enter into or to be bound by or to benefit from an agreement or undertaking which, if concluded, would constitute an Important Contract.

6.18.4    To the Seller's Knowledge and except as provided for in Annex 6.18.4, no counterparty to an Important Contract has expressed its intention to end or substantially alter its business relations with the Company.

6.19      Insurance

6.19.1   A full and accurate list of the insurance policies taken out for the benefit of the Company or its assets or its employees or officers is contained in Annex 6.19.1. These policies are in full effect and the premiums owed and payable have been duly paid at the appropriate time. The Company has observed the terms and satisfied all requirements laid down in such insurance policies.

6.19.2   Neither the Seller nor any other Member of the Seller's Group nor the Company has received correspondence relating to the cancellation, termination, rescission, suspension or non-renewal of those policies or concerning any increase in the insurance premiums for one of those policies, and, to the Seller's Knowledge, there is no threat of any such circumstance or any reason for that circumstance to occur, and the Company has not sent any notice of termination or non-renewal in relation to one of those policies. No insurer has refused to cover or challenged its obligation to cover or reserved its rights in relation to a claim made under these policies over the last three (3) years and there are no facts, circumstances or events that may enable an insurer to refuse to cover a claim made under these policies.

6.20      Taxes

6.20.1   The Company has complied with the applicable Tax Laws and Regulations and with any formal or tacit ruling or position on the part of a competent Authority. The Company has, in the time and manner required, prepared and filed all Tax returns that it is required to prepare and file, and these returns are complete, truthful and accurate, and have been prepared in compliance with the Laws and Regulations.

6.20.2   Except as provided for in Annex 6.20.2, the Company has paid the Taxes for which it is liable on their due date, where applicable on a provisional basis. Taxes which are or may be owed by the Company as a result of an operative event or arising from a period prior to the Accounts Date or the Reference Accounts Date have either been duly paid or an allowance has been set aside in the Company Accounts or the Reference Accounts.

6.20.3   Except as provided for in Annex 6.20.3, the Company is not currently the subject of any inspection or investigation by a competent Tax authority and is not involved in a dispute with any such Authority, and neither the Seller nor any other Member of the Seller's Group nor the Company has received any notice or correspondence pertaining to any such dispute.

6.20.4   The Company has not benefited from any preferential Tax regime and is not bound by any obligation under any such preferential regime.

6.20.5    No Company assets are encumbered by a Security Interest in favour of a competent Tax Authority, and no warranty or similar undertaking has been given to a competent Tax Authority with respect to Taxes owed or purportedly owed by the Company.

6.20.6   All settlements and agreements concerning the Company have been carried out or concluded at arm's length.

6.20.7   The Company cannot be held liable for payment of any Tax by another person. The Company is not bound by any compensation undertaking, including through the effect of joint and several liability, with respect to a Tax that is or may be owed by another person.

6.20.8   The Company's tax losses and Tax credits can be fully carried forward and set off against future profits in accordance with the Laws and Regulations.

6.20.9  The Company is not and has not been treated as a tax resident of a jurisdiction other than the jurisdiction where it is registered and has no branches, offices or permanent establishments in a jurisdiction other than the jurisdiction where it is registered, and has not received any notice or correspondence from a competent Tax Authority and no proceedings have been commenced against it in this regard and, to the Seller's Knowledge, there is no reason why any such notice or correspondence should be received or any such proceedings should be commenced.

6.21      Employees and officers

6.21.1    Annex 6.21.1 contains a list of the Company's employees and officers which includes the following full and accurate details for each of them as at the present date: (i) name and age, (ii) place of work, job title, classification, status and nature of the employment contract, (iii) current basic salary or pay (including all benefits) and principles applicable for determining the variable part or bonus, (iv) date of commencement and length of service (v), length of notice period, severance pay or other provisions applicable if that person ceases to be an employee or officer for any reason whatsoever (if these terms are more favourable than those resulting from the Laws and Regulations or from collective agreements as described in Annex 6.21.8), (vi) other benefits resulting neither from the Laws and Regulations nor from collective agreements as described in Annex 6.21.8 and (vii) as far as the Company's officers are concerned, their date of appointment, their term of office and any power limitations.

6.21.2   Annex 6.21.2 contains a full and accurate copy of all contracts under which employees are supplied to the Company by Members of the Seller's Group or by an entity Controlled by Casino and of the amendments to the employment contracts of each of the employees concerned. The remuneration passed on by the lending company, Member of the Seller's Group, to the Company with respect to the employees supplied and in accordance with the supply contracts, is also indicated in Annex 6.21.2 for each of the employees concerned.

6.21.3    Except as provided for in Annex 6.21.3, no Important Employee is involved in discussions about a settlement or agreed termination, and, to the Seller's Knowledge, no Important Employee has expressed an intention to resign from his duties.

6.21.4    Except as provided for in Annex 6.21.4, the Company has complied and continues to comply with the applicable Laws and Regulations on employment law, has observed the collective agreements described in Annex 6.21.8 and the employment contracts concluded with its employees (which contracts comply with the applicable Laws and Regulations and collective agreements).

6.21.5   To the Seller's Knowledge, no employee or officer is suffering from an occupational illness or is on sick leave due to an accident at work.

6.21.6   The Company has paid when due (or has set aside an allowance in the Reference Accounts) the sums owed to its current or former employees and officers (including, as far as the latter are concerned, following severance of their contract with the Company), as well as the sums owed under Employee Benefit Plans.

6.21.7   The Company is not bound by any commitment (except those resulting from employment contracts or Employee Benefit Plans) and has not made any promise or announcement as to (i) the stability, protection or maintenance of jobs within the Company, (ii) the remuneration and benefits granted to employees (including with respect to Employee Benefit Plans).

6.21.8    Annex 6.21.8 lists or provides a copy, in a full and accurate manner, of the following documents where they are applicable to the Company's employees and officers (or some of them): (i) industry-wide agreements and interprofessional agreement and, where different from those referred to in (ii) below, company-level agreements and other collective agreements, (ii) the Employee Benefit Plans applicable, indicating, for each Employee Benefit Plan, whether it operates for the benefit of all or only some of the Company's employees, (iii) other agreements with an employee representative body or trade union, (iv) remuneration systems, including allowances, bonuses, commissions and benefits in kind, enjoyed by all or only some of the Company's employees and officers and (v) any unilateral custom or agreement granting benefits exceeding those resulting from the Laws or Regulations or the agreements mentioned in (i), (ii), (iii) or (iv) above. Each Employee Benefit Plan has been managed and administered in accordance with its terms and each Employee Benefit Plan that may enjoy a special Tax regime meets the criteria required to enjoy that regime. No Employee Benefit Plan relating to retirement or post-retirement benefits consists of a defined benefits plan or includes any defined benefit.

6.21.9    The Company is not involved and has not been involved over the last three (3) years in any industrial dispute (including a strike) and, to the Seller's Knowledge, there is no threat of any such dispute. The Company is not introducing or preparing any collective redundancy or voluntary redundancy plan and has not made any declarations or any promises with respect to a possible future collective redundancy or voluntary redundancy plan. No collective redundancy or voluntary redundancy plan has been implemented by the Company over the last five (5) years.

6.22      Product liability

The Company is not likely to be held liable for the products that it has imported, marketed or distributed ("Products") or under the warranties that it has given in relation to those Products. These Products conform to the applicable Laws and Regulations and Authorisations and to the agreements or undertakings binding the Company. The Company has not (i) received correspondence (including from an Authority) relating to non-conformity or defect in its Products or to a possible liability with respect to its Products, or (ii) sent correspondence about any fault, non-conformity or, more generally, a defect of any kind whatsoever concerning a Product and, to the Seller's Knowledge, there is, in each case, no circumstances likely to give rise to any such claim.

6.23      Supplied Information

The Supplied Information has been gathered in good faith and with the care normally expected from a diligent seller in order to enable the Buyer to gain a clear opinion on the Company's situation, and does not knowingly omit any significant facts relating to the Company and its activities.

7.          BUYER'S REPRESENTATIONS AND WARRANTIES

The Buyer represents and warrants that the representations made below are correct and truthful on the present date or, with respect to any representation made specifically on another date, on that other date.

7.1        Capacity

The Buyer has been duly incorporated and registered and lawfully exists according to the Laws and Regulations applicable, and has the authority and capacity to enter into this Agreement and to perform the obligations resulting herefrom. The Buyer's competent company organs have authorised the Buyer to sign this Agreement and to perform the obligations resulting herefrom without any other authorisation or formality being required from the Buyer. This Agreement constitutes a lawful undertaking which is binding on the Buyer in accordance with the terms hereof.

7.2        No conflict

Neither the conclusion nor the performance of this Agreement nor the execution of the Operation by the Buyer constitutes or will constitute or will result in (i) a breach of the Buyer's articles of association, (ii) a breach or non-compliance with the terms of any contractual undertaking binding on the Buyer, or (iii) a breach by the Buyer of the Laws and Regulations or of a decision or order by an Authority or arbitral tribunal or of an Authorisation, other, as far as (ii) and (iii) are concerned, than a breach or non-compliance likely (x) to affect the validity or enforceability of this Agreement or the Buyer's capacity to perform its obligations hereunder or (y) to cause any harm to the Seller or another Member of the Seller's Group.

7.3        No insolvency

The Buyer is not in a state of insolvency. No resolution has been approved and no meeting has been called with a view to the winding-up or liquidation of the Buyer. The Buyer is not subject to any court-supervised recovery, reorganisation or liquidation proceedings or other similar proceedings, including on a voluntary basis.

7.4        No grounds for activating the guarantee

The Buyer is not presently aware of anything that may justify a Claim.

8.          COMPENSATION

8.1        Compensation principle

8.1.1     With effect from today's date, the Seller agrees to pay the Buyer, according to the methods and subject to the reserves expressed in this Article 8, an amount equal to:

(a)

the Guaranteed Percentage multiplied by the amount of the Damage suffered by the Company resulting from the inaccuracy of a Representation or from a fact or event prior to this date and in relation to which a Representation is inaccurate,

(b)

the Guaranteed Percentage multiplied by the amount of any Company expense or liability resulting or originating from a fact or event prior to the Reference Accounts Date, which has not been entered or for which an allowance has not been set aside in the Reference Accounts or which exceeds the amount entered or for which an allowance has been set aside in relation to that fact or event in the Reference Accounts, it being specified that this paragraph (b) will only apply if the amount of such expense or liability is not already included in an amount of Damage corresponding to a payment under paragraph (a) above,

(c)

the Guaranteed Percentage multiplied by the amount of any impairment of the Company's assets with respect to the amount entered in the Reference Accounts, if this impairment results or originates from a fact or event prior to the Reference Accounts Date, it being specified that this paragraph (c) will only apply if the amount of such asset impairment is not already included in an amount of Damage corresponding to a payment under paragraph (a) above, and

(d)

the amount of the Damage suffered by the Buyer resulting from the inaccuracy of one of the Representations made in Articles 6.1, 6.2, 6.3, 6.4, 6.5.1 and 6.5.2 or from a fact or event in relation to which such a Representation is inaccurate.

8.1.2     Any reference to the term Damage in the rest of this Article 8 will, where applicable, include the amount of any expense or liability referred to in Article 8.1.1(b) or any asset impairment referred to in Article 8.1.1(c).

8.1.3     Article 8.1.1(c) will not apply to any tangible fixed asset or to any goodwill entered in the Reference Accounts and the Seller will not therefore be liable for any sum under this Article with respect to the amount entered in the Reference Accounts for assets of this kind, except if the Company no longer holds a legitimate right of ownership over that kind of asset.

8.1.4     Any payment under this Article 8 will, notably for the purposes of any Tax, constitute a reduction in the Price commensurate with that payment and, if the total amount of payments with respect to a case of Damage referred to in Article 8.1.1(d) should exceed the Price, that payment will serve as compensation (but, in this case, only for the proportion exceeding the Price).

8.2        Specific compensation

8.2.1     With effect from this date, in accordance with the terms and subject to the conditions of this Agreement, and notwithstanding any information disclosed to the Buyer under this Agreement or its Annexes, whether prior to this date or in accordance herewith, the Seller agrees to pay the Buyer an amount equal to the Damage suffered by the Company as a result of:

(a)

a claim for damages by (i) a Company employee performing or having performed inventive and/or creative duties within the Company or (ii) a Company officer, consultant or service provider whom the Company has entrusted with inventive and/or creative duties and/or software development duties, on account of the Company's use, prior to today's date, of creations and/or inventions and/or software developments arising from those duties for which the Intellectual Property Rights had not been lawfully transferred to the Company;

(b)

the procedure commenced by the Directorate-General for Competition, Consumer Affairs and Repression of Fraud (DGCCRF) which resulted in a report dated 17 February 2014 highlighting misleading commercial practices and price reduction announcements quoting an incorrect reference price;

(c)	irregularities in the return concerning the contribution on business added value ("cotisation sur la valeur ajoutée des entreprises") filed on 30 April 2015 with respect to the year 2014;

(d)	the failure to file the single tax form ("imprimé fiscal unique") for the year ended 31 December 2014;

(e)	the late filing of the DAS2 form for the year ended 31 December 2014; and

(f)	possible claims by the supplier mentioned in Annex 6.18.4 concerning the Company's breach of its obligations towards that supplier in relation to the period ending on this date.

8.2.2     The amounts owed under Article 8.2.1 will be subject to the limits indicated in Article 8.6.

8.2.3     With effect from today's date, in accordance with the terms and subject to the conditions of this Agreement, and notwithstanding any information disclosed to the Buyer under this Agreement or its Annexes, whether prior to this date or in accordance herewith, the Seller also agrees to pay the Buyer an amount equal to the Damage suffered by the Company as a result of the

Company not managing, in the Normal Course of Business, to clear the Stocks within a maximum period of one year as from the Reference Accounts Date and, therefore, not achieving a gross book value for those residual Stocks of a maximum 15% of their gross book value as indicated in the Reference Accounts, it being specified that the Buyer has not carried out a physical audit of the Stocks.

Where applicable, this Damage will be calculated in accordance with Article 8.3.3.

Notwithstanding any stipulation to the contrary, the Buyer's payment commitment under this Article 8.2.3 will be limited to an amount of one million euros (€1,000,000).

The limits specified in Article 8.6 will not apply to the amount owed under this Article 8.2.3, it being further specified, insofar as is necessary, that no amount owed under this Article 8.2.3 will be taken into account in determining whether any of the limits specified in Article 8.6 have been reached.

8.3        Calculation of Damage

8.3.1     In calculating the amount owed by the Seller under this Article 8 in relation to a case of Damage, account will be taken of:

(a)

the amount of any allowance or any other liability entered in the Reference Accounts (including any allowance or depreciation entered to determine the net value of an asset item) which proves after the date of this Agreement to be overestimated or unfounded,

(b)

the amount of any payment or compensation that has actually been recovered by the Buyer or the Company, as applicable, from an insurer or from a third party in relation to that Damage, net of any Tax attributable to that compensation or payment and net of the costs and expenses incurred on account of that payment or compensation,

(c)

the amount by which any Tax owed by the person suffering the Damage has actually been reduced on account of such Damage (excluding any increase in the amount of tax losses that can be carried forward),

(d)

if this amount is owed under Article 8.1.1(a), the amount of any allowance set aside in the Reference Accounts in respect of the fact or event behind that Damage, net of any Tax attributable to the carrying forward of that allowance,

(e)

if this amount is owed under Article 8.1.1(b) or under Article 8.1.1(c), the decrease in any Company liability with respect to the amount entered in the Reference Accounts if this decrease results or originates from a fact or event prior to the Reference Accounts Date, and (ii) the increase in any Company asset, subject to the stipulations of Article 8.1.3, resulting or originating from a fact or event prior to the Reference Accounts Date, and which has not been entered or which exceeds the amount entered in relation to that fact or event in the Reference Accounts, in each case net of any Tax attributable to that decrease in liability or increase in asset, and on the understanding that any such deduction will only be applied if, on the date on which the Buyer sends its request for payment under this Article 8, in a Claim or Additional Claim, this decrease in liability or increase in asset has been duly recorded in the Company's certified annual accounts, and (iii) to avoid any ambiguity, only once for the same decrease in liability or increase in asset, it being specified that if, with respect to the same Damage, the application of paragraphs (a) to (e) above means that the same sum can be deducted several times, it will be deducted only once.

Furthermore, no Claim against the Seller will be allowed if it is the result of:

a change in the Company's accounting principles and methods after the present date; or

the entry into force or amendment, after the present date, of any Laws and Regulations.

Moreover, it is expressly agreed that these guarantees are not a guarantee of the valuation made by the Buyer of the Company. In particular, no multiple or any other valuation method chosen by the Buyer to determine the Price will be applied in calculating the amount owed by the Seller to the Buyer on the basis of Article 8. This amount will be calculated solely by reference to the Damage actually suffered by the Company (or by the Buyer in the case described in Article 8.1.1(d)).

8.3.2     As regards Damage in relation to Tax, the Parties also agree that the Seller will only be held responsible under this Article 8 in relation to a Tax adjustment which results solely in Tax being moved from one year to the next, if the Company is obliged to pay penalties or late payment interest because of this, in which case the amount of the Damage for which the Buyer will be entitled to claim under this Article 8 (subject to the other stipulations of this Article 8) will be limited to the amount of these penalties or late payment interest.

8.3.3     If the specific compensation provided for in Article 8.2.3 is activated, the Damage corresponding to this compensation will be considered equal to (i) the total cost of the reductions offered by the Company to clear the remaining Stocks until, if possible, the gross book value of those residual Stocks reaches the 15% threshold indicated in Article 8.2.3, (ii) minus any allowances for stocks contained in the Reference Accounts.

8.4        Exceptions

The Seller will not be responsible under Article 8.1 exclusively in relation to the elements expressly revealed in the Annexes to which reference is made in Article 6, from which an exemption will be granted provided that such exemption has not been ruled out or limited by the Parties by means of an express clause to the contrary, it being understood that an exemption will only be granted from an element revealed in a given Annex with respect to the Representation relating specifically to that Annex.

8.5        Time period

8.5.1     The Buyer will not be bound by any particular time period in which to notify a Claim based on the inaccuracy of one of the Representations made in Articles 6.1, 6.2, 6.3, 6.4, 6.5.1 and 6.5.2 other than the ordinary limitation period. Subject to this reservation and subject to the stipulations of Article 8.9, any Claim under this Article 8 must be notified by the following dates:

(a)	as regards any Tax Claim based on the inaccuracy of any Representation: by 31 March 2019;

(b)	as regards any Claim based on the inaccuracy of the Representation made in Article 6.21.6, by 31 December 2018;

(c)	as regards any Claim based on Article 8.2.1, before the expiry of the limitation period applicable to the Third Party Claims in question, plus three months,

(d)	as regards any other Claim, before the expiry of a period of eighteen (18) months starting from this date.

8.5.2     If the Buyer has submitted a Claim before the expiry of the time period applicable to that Claim, the latter will be deemed to suspend the limitation period in relation to that Claim, and the Claim and the Seller's obligations under this Article 8 with respect to the facts or circumstances that gave rise to that Claim will survive until that Claim has been finally settled (where applicable, in the case of Damage that, on the date of that Claim, is only possible or uncertain both in principle or in terms of amount, once that Damage has actually been suffered).

8.6        Limits

Subject to the stipulations of Article 8.9, the Seller will not be required to:

(a)

pay any amount in respect of Damage where the amount that would be owed by the Seller under Article 8.1 in respect of that Damage does not exceed ten thousand (10,000) euros, it being understood that (i) Damage resulting from the same operative event will be aggregated to determine whether that amount has been reached and that (ii) if this amount is reached, the total amount of the corresponding Damage, and not simply the portion exceeding that amount, will be owed by the Seller (subject to the stipulations of Articles 8.6(b) and 8.6(c)),

(b)

pay any amount until the aggregate amount owed by the Seller under Article 8.1. exceeds a threshold of three hundred thousand (300,000) euros, it being understood that if this threshold is reached, the Seller will only be liable for the portion of that aggregate amount that exceeds that threshold  (subject to the stipulations of Article 8.6(c)),

(c)	pay, in respect of all Claims made in accordance with Article 8.1, an aggregate amount greater than five million (5,000,000) euros.

8.7        Minimisation of Damage

The Buyer undertakes both for itself and for the Company for which it acts as guarantor to take all reasonable measures to avoid and limit any Damage that may give rise to a Claim under this Article 8.

8.8        Possible or uncertain damage

Notwithstanding any stipulation in this Agreement, the Seller will not be liable for any Damage that is merely possible or uncertain, whether in principle or in terms of amount, until that Damage has actually been sustained.

8.9        Exceptions to limits

None of the limits stipulated in Articles 8.5 and 8.6 will apply in the event of fraud or a Claim based on the inaccuracy of one of the Representations made in Articles 6.1, 6.2, 6.3, 6.4, 6.5.1, 6.5.2, 6.9.1(c)(i), 6.9.1(c)(iv) and 6.9.2. No amount paid or owed by the Seller in the event of fraud or Claim based on the inaccuracy of one of the Representations made in Articles 6.1, 6.2, 6.3, 6.4, 6.5.1, 6.5.2, 6.9.1(c)(i), 6.9.1(c)(iv) and 6.9.2 will be taken into account in determining whether any of the limits indicated in Article 8.6 has been reached.

8.10       Distribution of the sums owed in relation to a Claim

As an internal rule, the companies jointly called the "Seller" agree to distribute between them the sums owed in relation to a Claim in proportion to the share of the Reference Price that they each receive.

8.11       Buyer's Claims

8.11.1    To make any claims ("Claim") under this Article 8, the Buyer must notify the Seller within thirty (30) Working Days of learning about facts or a Third Party Claim which may give rise to the application of this Article 8 or, in the case of a Third Party Claim arising from a competent Tax Authority, within ten (10) Working Days of that Third Party Claim being received by the competent Tax Authority and within five (5) Working Days, in the case of urgent proceedings.

8.11.2   This Claim must indicate (i) the underlying facts or events, (ii) the basis for the Claim and (iii) the amount of the payment claimed by the Buyer under that Claim if that amount is known. If the Claim does not specify the amount of the payment claimed by the Buyer under that Claim, the Buyer will have the right to lodge one or more additional claims (each an "Additional Claim") requesting payment by the Seller once the amount of the Damage suffered by the Buyer or the Company is known (in whole or in part). As from the moment of receiving the Claim, the Buyer will, on request, provide the Seller and its advisers, under the same conditions as those offered to the internal auditor but without disrupting the smooth operation of the Company, with access to all documents concerning the Claim in question.

8.11.3   The Seller (i) acknowledges that the Buyer will be deemed to have lodged a Claim on the present date in relation to all facts or events referred to in Article 8.2 and (ii) hereby acknowledges, insofar as is necessary, that this Claim is well founded.

8.12     Third Party Claims

8.12.1   If a Claim originates from a third party claim (a "Third Party Claim"), the Buyer must take - or ensure that the Company takes - all reasonable measures to challenge that Third Party Claim and to defend it in a diligent manner. The Buyer must ensure that the Seller is informed, at regular intervals, about how the Third Party Claim and the defence of that claim is progressing, and the Seller may make observations about the defence of that Third Party Claim, in consultation with the advisers of its choice and acting at its own expense. The Buyer must ensure that no amicable settlement is accepted or concluded, without the Seller's prior written consent (which cannot be refused, made subject to conditions or delayed without reasonable legitimate grounds).

8.12.2   As regards any Third Party Claim originating from a competent Tax Authority, if the Seller wants to apply for a payment extension allowed in accordance with the Laws and Regulations, the Buyer must, at the Seller's written request, ensure that the Company applies for this payment extension, it being understood that, in this case, at the Buyer's choice, the Seller must either furnish, at its expense, the competent Tax Authorities with any guarantees requested in connection with that payment extension or compensate the Buyer and the Company for any cost or expense reasonably incurred by the Buyer and/or the Company in furnishing such a guarantee.

8.13      Effect of breach

Breach by the Buyer of its obligations under Articles 8.11 and 8.12 in relation to a Claim will not cause the Buyer to lose its rights under Article 8 in relation to that Claim and the underlying facts or circumstances, but, in that case, the Buyer may be liable to compensate the Seller if this breach has caused harm to the Seller but only to the extent of the harm caused by such breach.

Notwithstanding the foregoing, any delay in lodging a Claim which exceeds the time period applicable for such a Claim under Article 8.11.1 by more than thirty (30) Working Days will cause the Buyer to lose its rights under Article 8 in relation to that Claim and the underlying facts or circumstances, provided and on condition that such delay has prevented the Seller from putting forward its arguments or adopting a position that would have enabled it to mitigate substantially or avoid the Damage in question.

8.14      Recovery

8.14.1   If the Buyer or the Company has the right to recover from a third party a sum corresponding to the Damage relating to a Claim, the existence of that right will not affect the Buyer's right to lodge a Claim or Additional Claim in respect of that Damage and will not delay the date on which the Seller is required to pay the amount owed with respect to that Claim in accordance with Article 8.

8.14.2   Any amount actually recovered, net of Tax and of the costs and expenses of recovery reasonably incurred by the Buyer or the Company (including a premium increase resulting from a claim made under an insurance policy) will be deducted from the amount that can be claimed from the Seller, and if that only takes place after the Seller has paid any amount under this Article 8, the Buyer must then, within thirty (30) Working Days, repay the Seller an amount determined in such a way as to put the Parties in the position that they would have been in if this amount actually recovered had been taken into account in determining the amount to be paid by the Seller under this Article 8.

8.15      No double compensation

The Buyer cannot obtain payment from the Seller under this Agreement more than once with respect to the same Damage.

8.16      Payment

Payment of any sum owed by the Seller to the Buyer with respect to a Claim made under this Article 8 must be effected within thirty (30) Working Days of (i) the date of the Claim or Additional Claim in relation to which payment of that sum is requested, or (ii) if the Seller has objected in writing within thirty (30) Working Days of receiving the corresponding Claim, the date on which the amount owed by the Seller has been determined at the end of a settlement between the Buyer and the Seller or a final decision issued by a competent court.

8.17      Additional payment in the case of exercise of a Promise

If one of the Promises is to be exercised (the "Exercised Promise") and if, before the date on which that Promise is exercised (the "Exercise Date"), the Buyer has lodged a Claim or Additional Claim the amount of which is a function, in whole or in part, of the Guaranteed Percentage (a "Claim Concerned"), then:

(a)

if, before the Exercise Date, the Claim Concerned has given rise to a payment by the Seller or to a settlement or court decision referred to in Article 8.16 (the amount of such payment or the amount determined as being owed by the Seller according to such settlement or court decision being hereinafter called the "Initial Amount"), the Seller will pay the Buyer a sum (the "Additional Amount") equal to the difference between (i) the amount that would have been paid or owed to the Buyer if the Initial Amount had been determined on the basis of a Guaranteed Percentage equal to 100% and (ii) the Initial Amount;

(b)

in the opposite situation, the amount of the Claim Concerned will be automatically adjusted upwards to take account of a Guaranteed Percentage equal to 100%, which the Buyer can confirm by lodging an Additional Claim with the Seller.

The payment described in paragraph (a) above will take place on the first of the following two dates: (i) the "Execution Date", as defined in the terms of the Exercised Promise or (ii) the thirtieth (30th) Working Day following the Exercise Date. If the Buyer so requests, this payment may be made by setoff against any sum owed by the buyer of the balance of the Shares under the Exercised Promise, it being specified in this case that (i) the Buyer and the buyer of the balance of the Shares (if two different persons) will be responsible for the distribution between themselves of the benefit of the Additional Amount and (ii) the companies jointly called the "Seller" will be responsible for the distribution between themselves of the burden of that amount.

9.          OTHER UNDERTAKINGS

9.1        Transitional Services and Studio Contract

Cdiscount will continue to provide the Company, for a period ending no later than 31 December 2015, with legal services (in particular, company secretariat and contract and dispute support services), accounting, financial and fiscal services (in particular, mandatory returns, account keeping, cash management, management control, reporting, budgetary control and dealings with banks), services in relation to IT, office automation and general resources (in particular, furniture, telephony, archives, etc.), recommendations on developing free traffic (SEO), human resources services (in particular, payroll management, mandatory declarations, recruitments, redundancies, monitoring of staff representation and organisation of elections, where applicable), logistics services (relations with ViaPost and supply management) and supply of equipment and furniture, all being services previously provided. These services will be charged (based on the gross salary plus contributions of the individuals concerned and the cost price of the equipment and furniture supplies) according to the breakdown contained in Annex 6.17.1 for the period starting on this date (it being understood that there is no remaining sum due by the Company in return for these services with respect to the period prior to today's date). If the Buyer so wishes, it may terminate these Transitional Services early.

Within ten (10) Working Days of the end of the provision of the company secretariat service mentioned above, Cdiscount (for which the Seller acts as guarantor) will hand over to the Buyer the original up-to-date minute books of the Company's management bodies and general meetings, as well as the corresponding attendance registers and sheets.

The amounts corresponding to the services supplied by Cdiscount to the Company under the Studio Contract for the period ending on the Reference Accounts Date have been fully entered in the Reference Accounts. These services for the period of August and September 2015 have been or will be charged and settled in the Normal Course of Business based on an estimated amount which has been notified to the Buyer prior to today's date.

9.2        Non-competing

9.2.1      Subject to Article 9.2.2, the Seller undertakes, both for itself and for (i) the other Members of the Seller's Group on the date of this Agreement and (ii) any other person becoming a Member of the Seller's Group before the expiry of this non-compete undertaking (for which the Seller acts as guarantor), that it will not directly or indirectly carry out or be economically involved in a Competing Activity for a period of three years starting from the present date. "Carry out or be economically involved in a Competing Activity" means carrying out, for its own benefit, a Competing Activity on one of the websites belonging to the Seller or one of the Members of the Seller's Group.

9.2.2      The stipulations of this Article will not however prevent the Seller or another Member of the Seller's Group from:

(a)	operating or being involved in a "market place" via its websites, under which the site owner acts as intermediary;

(b)

holding ordinary shares in a company whose shares are admitted to trading on a regulated market which, directly or indirectly, carries out or is economically involved in a Competing Activity, on condition that (i) these ordinary shares do not represent more than 5% of the total voting rights and share capital of that listed company and that (ii) the Seller or that other Member of the Seller's Group does not have, alone or with others, the right to appoint a representative (with or without voting rights) within a management or supervisory body of that company, or special governance or information rights on account of that shareholding, and does not Control that company with others;

(c)

acquiring ordinary shares in a company whose shares are admitted to trading on a regulated market which, directly or indirectly, carries out or is economically involved in a Competing Activity, on condition (i) that the turnover of that company and of the companies that it Controls resulting from the Competing Activity does not exceed 5,000,000 euros and does not represent more than 15% of the total turnover of that company and (ii) if the acquisition involves Control of the company thus acquired, that the Seller or the Member of the Seller's Group, as applicable, ensures that Control of the Competing Activity thus acquired is transferred within one (1) year of the date on which the Seller or the Member of the Seller's Group, as applicable, acquires the ordinary shares referred to in this Article 9.2.2(c);

(d)	continuing those activities carried out on this date which correspond to the Competing Activity, i.e. only its online activity of selling ready-to-wear clothing or fashion accessories for men, women, children or babies on the sites cdiscount.com,  cornerhomme.com,  moncornerkids.com and moncornerbaby.com,

provided, in the case of online selling of ready-to-wear clothing or fashion accessories for women, (i) these sales relate only to articles corresponding to the brands or supplies listed in Annex 9.2.2.(d) (except to sell the merchandise stock it owns on September 30, 2015) and (ii) the site cdiscount.com retains its current marketing positioning and editorial policy, it being specified that the Seller is not permitted (and guarantees that the other Members of the Seller's Group will not be permitted) to, inter alia, (i) undertake any external growth operation involving a company or undertaking carrying out, directly or indirectly, a Competing Activity (except to the extent authorised under paragraph (b) above) and to (ii) create or develop any website with a Competing Activity other than the existing sites cornerhomme.com,  moncornerkids.com and moncornerbaby.com.

9.3        Non-solicitation

The Seller undertakes, both for itself and for the other Members of the Seller's Group for which it acts as guarantor, that it will not, for a period of two (2) years starting from the present date, solicit, directly or indirectly, an Important Employee with a view to recruiting that Important Employee (whether as an employee, officer or consultant), it being however understood (i) that any Member of the Seller's Group may freely solicit an Important Employee with a view to recruiting that person provided that he is no longer on that date an employee or officer of that Company or of another Member of the Buyer's Group and (ii) that this undertaking does not prevent the Seller or any other Member of the Seller's Group from reinstating Important Employees seconded within the Company when the supply agreements referred to in Article 6.21.2 have come to an end. For the avoidance of ambiguity, the public advertising of a non-personalised job offer is not regarded as solicitation.

9.4        Previous Agreements or Undertakings

9.4.1     Subject to Articles 9.4.2 and 9.4.3, the Seller will (i) retain the benefit and/or be personally responsible for exercising the rights that it or any of the Members of the Seller's Group hold, and will (ii) be solely responsible for and/or personally ensure the performance of the obligations incumbent upon it or upon any other Member of the Seller's Group under the Previous Agreements or Understandings, it being understood that no action or claim can be taken against the Buyer in this regard. The Seller will, in particular, remain responsible for and personally ensure payment of the price or any additional price that might be owed to the Previous Partners under the Previous Agreements or Undertakings.

9.4.2     The Company has and retains the benefit of all undertakings made in its favour under the Previous Agreements or Undertakings and, in particular, the non-competing, non-solicitation and non-recruitment undertakings contained in (i) Article 5 of the Previous Agreement, as repeated and amended by Article 7.2 of the 2014 Transfer Deed and (ii) the non-competing clause in Mr Nicolas Orofino's employment contract referred to in Article 7.1.1 of the 2014 Transfer Deed. The Seller represents and warrants that, for its part, the Company is not bound by any undertaking remaining incumbent upon it under the Previous Agreements or Undertakings, other than the obligation to pay any obligor under those non-competing, non-solicitation and non-recruitment undertakings the gross monthly non-competing indemnity agreed with that person in accordance with the aforementioned contractual stipulations, which obligation the Company is entitled to release itself from provided that the Company itself releases the obligor from those undertakings early.

9.4.3     If the Previous Partners breach their non-competing, non-solicitation, non-recruitment, non-disparagement or confidentiality undertakings existing under the Previous Agreements or Undertakings, which causes or may reasonable cause harm to the Company and/or the Buyer, the Parties will keep each other informed and will cooperate with each other with a view to asserting, where necessary in court, the Company's and/or the Seller's right against the Previous Partners. Any sums or compensation obtained in this regard will be passed on to the Company and/or the Buyer, or shared with the Seller if the latter has itself suffered harm.

9.5        Supply of seconded employees

The contracts for the supply of employees referred to Article 6.21.2 will be continued after this date in accordance with the terms thereof. They will be renewed for a period expiring on 30 September 2016, unless they are terminated early at the request of either of the parties subject to giving a minimum of 3 months' notice. At the end of each of these contracts, the Seller will reinstate the employee concerned (or will ensure that each employee concerned re-joins the workforce of his employer), unless the Parties agree in writing that the employment contract of the employee concerned may possibly be transferred to the Company, to the Buyer or to another Member of the Buyer's Group.

9.6        Buyer's undertakings in relation to the management of the Company

9.6.1      With effect from the present date and until the Date of Determination of the Additional Price, the Buyer will:

(a)	retain ownership, directly or via another Member of the Beneficiary's Group, of more than 50% of the Company's share capital and voting rights;

(b)	not decide to wind up the Company;

(c)

ensure that true and fair accounts of the Company's activities and operations are kept under its control and in accordance with the applicable Laws and Regulations and, until the date of closure of the 2017 Accounts, with the Accounting Principles.

9.6.2     Until 31 December 2017 (or, in the case of point (b) below, until the date of closure of the 2017 Accounts), the Buyer agrees that none of the following operations or decisions (an "Exceptional Operation") will be carried out by the Company or take effect in relation to the Company:

(a)	merger, demerger, partial contribution of assets or other operation involving a universal transfer of assets;

(b)	change to the Accounting Principles applicable to the 2017 Accounts and having an impact on the determination of the Additional Price or change to the balance sheet date;

(c)	assignment, contribution or lease-management of all or part of its business;

(d)

disposal of any fixed asset with a unit value greater than 20,000 euros, unless the proceeds of disposal are reinvested for the purposes of replacing the assets disposed of with fixed assets of the same kind or any other productive investment;

(e)	change to the nature of the Company's activities, as currently described in the definition of Competing Activity;

(f)	cessation of trading by the Company;

(g)

diversion of all or part of the Company's turnover or volume of business to the Buyer or to another Member of the Buyer's Group, directly or indirectly, without the Buyer having previously discussed and agreed with the Seller on a supplementary amendment to this Agreement in order to amend the terms of Article 3.2 and/or other stipulations of the Agreement so that the (positive or negative) impact that such an operation would have on the determination of the Additional Price if no such amendment took place can be neutralised to the largest extent possible. Each Party will make its best efforts to draw up such a supplementary amendment in good faith.

9.7        Signing of the Market Place Contract

Cdiscount (for which the Seller acts as guarantor) and the Company (for which the Buyer acts as guarantor), will, within two (2) months of the present date, formalise a contract under which Cdiscount (and/or Cdiscount's subcontractors working under its responsibility) will, in 2016, carry out all IT developments and other services enabling the creation and commercial launch on the Company's website of a "market place" platform, for a fixed fee of €200,000 excluding VAT. The other main terms and conditions of that contract are contained in Annex 9.7 (the "Market Place Contract").

9.8         Formalisation of the occupancy agreements for the Bordeaux Bacalan and Paris sites

Banque Casino (for which the Seller acts as guarantor) and the Company (for which the Buyer acts as guarantor), will, within two (2) months of the present date, formalise a sub-occupancy agreement under which the Company will occupy part of the premises situated at 120/126, Quai de Bacalan, 33000 Bordeaux, taking effect on 1 October 2015, and will be able to serve notice to quit at any time subject to giving three (3) months' notice, for the occupancy rents and charges indicated in Annex 6.12.2 (it being understood that no other sum is payable by the Company for its occupation of these premises with respect to the period prior to the present date).

Unless the Buyer indicates that it no longer wishes to use the premises situated at 28 Rue d'Aboukir, 75002 Paris, Cdiscount (for which the Seller acts as guarantor) and the Company (for which the Buyer acts as guarantor), will, within two (2) months of the present date, formalise a sub-occupancy agreement under which the Company will occupy part of the above premises, taking effect on 1 October 2015, and will be able to serve notice to quit at any time subject to giving three (3) months' notice, for the occupancy rents and charges indicated in Annex 6.12.2 (it being understood that no other sum is payable by the Company for its occupation of these premises with respect to the period prior to the present date).

9.9        Information and periodic meetings

For as long as neither of the Promises has been exercised, the Company (for which the Buyer acts as guarantor insofar as is necessary) will send the Seller:

(i) every month, within five (5) Working Days of the end of the previous month:

the Company's accounts (balance sheet and profit and loss account),

(ii) every month, within ten (10) Working Days of the end of the previous month:

a Web Turnover monitoring report,

a Market Place Volume of Business monitoring report,

a Stock disposal monitoring report.

Quarterly meetings will take place between the Buyer's and the Seller's representatives to exchange information and opinions on the Company's activities and principal management decisions.

As soon as one of the Promises has been exercised, the monthly information will no longer include the accounts or monitoring of Stocks (but the reports concerning Web Turnover and Market Place Volume of Business will continue to be sent every month within the time period specified above, up to and including with respect to December 2017).

10.        MISCELLANEOUS

10.1      Confidentiality

10.1.1   Subject to Article 10.1.2, the Parties undertake, both for themselves and, as far as the Seller is concerned, for the other Members of the Seller's Group and, as far as the Buyer is concerned, for the other Members of the Buyer's Group, for which they each act as guarantor respectively, to treat as strictly confidential any information received or obtained in relation to the negotiation or performance of this Agreement where such information concerns:

(a)	the negotiation of this Agreement,

(b)	the clauses or object of this Agreement, or

(c)	in the Seller's case, the Buyer or the other Members of the Buyer's Group, and, in the Buyer's case, the Seller or the other Members of the Seller's Group.

10.1.2    Each Party (or, as far as the Seller is concerned, the Members of the Seller's Group, and, as far as the Buyer is concerned, the Members of the Buyer's Group) may nonetheless disclose any confidential information in accordance with Article 10.1.1 if and to the extent that:

(a)

such disclosure is required by the Laws and Regulations, or by the rules of a stock market on which its securities (or (i) those of one of the Members of the Seller's Group or of a person Controlling Cnova, as far as the Seller is concerned, or (ii) those of one of Members of the Buyer's Group or of a person Controlling the Buyer, as far as the Buyer is concerned), are listed, or by a decision or order made or issued by a competent Authority,

(b)	such information is disclosed confidentially to its advisers in connection with their duties as adviser in relation to the Operation,

(c)	such information is in the public domain and has not entered the public domain through breach of this Article,

(d)	such disclosure is necessary to enable that Party to exercise its rights under this Agreement,

(e)

such disclosure is made to one of its officers or employees or to an officer or employee of a Member of the Seller's Group or of a person Controlling Cnova, as far as the Seller is concerned, or of a Member of the Buyer's Group or of a person Controlling the Buyer, as far as the Buyer is concerned, who requires access to that information on account of his duties, or

(f)	the other Party has given its prior written consent to such disclosure,

it being nonetheless understood that no information can be disclosed under Article 10.1.2(a) until after consultation (to the extent allowed by the Laws and Regulations and as far as is practically feasible) with the other Party.

10.1.3   The confidentiality obligation specified in Article 10.1 will remain in force for a period of five (5) years starting from the present date.

10.1.4   In accordance with the foregoing stipulations, the Parties will consult with each other on the content of any press release concerning the signing of this Agreement or the execution of the Operation, as well as on the timing and manner in which this release will be published, and will make their best efforts to agree jointly on the terms of any such release.

10.2      Notices

10.2.1   Any correspondence or notice required or provided for under this Agreement must be given in writing by hand-delivered letter with advice of receipt, by registered letter with acknowledgement of receipt (or any equivalent process for international notices), by extrajudicial document, by courier or by fax or email confirmed by registered letter with acknowledgement of receipt (or any equivalent process for international notices), sent no later than the following Working Day, to the addresses given below, unless one Party has notified the other Party, in accordance with this Article, of a change of address:

Seller:

CDISCOUNT GROUP

1 Esplanade de France — 42000 SAINT-ETIENNE

For the attention of the Chairman

Fax: [*]

FINANCIERE MSR

120/126 Quai de Bacalan —33000 BORDEAUX

For the attention of the Chairman

Fax: [*]

With a copy for the attention of the corporate legal department

CDISCOUNT GROUP

1 Esplanade de France — 42000 SAINT-ETIENNE

For the attention of Mr [*]

Email: [*]

Buyer:

MONOPRIX SAS

14-16 Rue Marc Bloch, 92110 Clichy

For the attention of the Chairman

With a copy for the attention of:

MONOPRIX SAS

14-16 Rue Marc Bloch, 92110 Clichy

For the attention of the Legal, Fiscal and Insurance Director

Email: [*]

Fax: [*]

10.2.2    Any correspondence or notices given under this Agreement will be deemed to have been received (i) on the date marked on the receipt by the addressee in the case of hand-delivered letter, (ii) on the date of first presentation where sent by registered letter with acknowledgement of receipt (or any equivalent process for international notices), (iii) on the date of handover to the addressee, as attested by the delivery receipt, where delivered by courier or (iv) on the date of sending where notice is given by fax or email subject to confirmation by registered letter with acknowledgement of receipt (or any equivalent process for international notices) sent no later than the following Working Day.

10.3      Transfer - Restructuring

10.3.1   Neither of the Parties may, without the prior written consent of the other Party, assign or transfer all or some of its rights or obligations under  this Agreement, it being nonetheless understood that the Agreement may be transferred to any person who takes over from a Party following a merger, demerger, contribution subject to the regulations on demergers or other operation involving a universal transfer of assets of the Party in question. It is specified in this regard that Cdiscount Group is already considering an operation involving a universal transfer of Financière MSR's assets or merger with the latter, of which it is the sole member, in its favour, which the Buyer accepts and waives its right to raise any objection in that regard.

10.3.2   Any assignment or other transfer of all or part of the Company's shares or assets, or any merger, demerger, partial contribution of assets or other similar restructuring operation involving the Company (including in the event of winding-up of the Company and universal transfer of its assets) after the present date will not affect the Buyer's rights or the Seller's obligations under this Agreement.

10.4      Costs - Registration duties

The Parties will each bear the costs and expenses that they have incurred in the preparation, negotiation and, unless otherwise specified, performance of this Agreement, including any costs, fees and disbursements of advisers (lawyers, investment banks, accountants and others). The Seller will assume all adviser costs, fees and disbursements which might be incurred by the Company in connection with the Operation, the signing of the Promises or their execution, and will compensate the Company for those expenses that it has already incurred or which it will subsequently incur. The Buyer will assume the registration duties pertaining to the transfer of the Transferred Shares.

10.5      Whole agreement

This Agreement (as well as the contracts and document signed or to be signed in accordance or in connection herewith, including the Promises), constitutes the whole and only agreement between the Parties with respect to the object hereof and supersedes any previous agreement relating to the same object.

10.6      Amendment - Waiver

No amendment or alteration of this Agreement and no waiver of any of the stipulations hereof will be effective unless it is formalised in a written document signed by each of the Parties (or the Party concerned in the case of waiver). Any waiver by a Party of the right to invoke one of its rights under the Agreement in a specific case will not constitute a waiver of the right to invoke that right in another case or waiver of the right to invoke any other right hereunder.

10.7      Independence of clauses

If one of the clauses of this Agreement should be declared null and void for any reason whatsoever, the other clauses hereof will be unaffected. In this case, the Parties agree to negotiate in good faith in order to replace that clause with a valid clause giving effect to the Parties' intentions as far as possible.

11.        APPLICABLE LAW - JURISDICTION

11.1      Applicable law

This Agreement will be governed by and construed in accordance with French law.

11.2      Jurisdiction

Any dispute arising from or in relation to this Agreement will be subject to the exclusive jurisdiction of the Paris Commercial Court.

Executed at Paris,

30 September 2015

In four (4) original copies:

CDISCOUNT GROUP SAS

By Monsieur Emmanuel Grenier

FINANCIERE MSR SAS

By Monsieur Emmanuel Grenier

MONOPRIX SAS

By: Mr David Murciano and/or Mr Yvon Le Forestier

E-TREND SAS

By Monsieur Emmanuel Grenier